Subject to Completion, Pricing Supplement dated July 16, 1997

PROSPECTUS Dated June 2, 1997                      Pricing Supplement No. 9 to
PROSPECTUS SUPPLEMENT                     Registration Statement No. 333-27919
Dated June 2, 1997                                              July    , 1997
                                                                Rule 424(b)(3)
                                  $50,000,000
                  Morgan Stanley, Dean Witter, Discover & Co.
                          MEDIUM-TERM NOTES, SERIES C
                            Senior Fixed Rate Notes


                     EXCHANGEABLE NOTES DUE JULY    , 2002


              Exchangeable For an Amount Payable in U.S. Dollars
                           based on the level of the
                      S&P 500 COMPOSITE STOCK PRICE INDEX

               The Exchangeable Notes due July   , 2002 (the "Notes"), are
Medium-Term Notes, Series C (Senior Fixed Rate Notes) of Morgan Stanley, Dean Witter, Discover & Co. (the "Company"), as further described below and in the Prospectus Supplement under "Description of Notes--Fixed Rate Notes"
and "--Exchangeable Notes."  The issue price of each Note will be
$          (    % of the principal amount at maturity) (the "Issue Price").
The Issue Price represents a yield to maturity of      % per annum
computed on a semi-annual bond-equivalent basis based on the Issue Price calculated from the date of issuance (the "Original Issue Date"). The Notes are issued in minimum denominations of $1,000 per Note and will mature on July
   , 2002.  There will be no periodic payments of interest on the Notes.

               On any Exchange Date, the holder of a Note will have the right (the "Exchange Right"), subject to a prior call of the Notes by the Company (as described in the immediately succeeding paragraph) and upon completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange prior to 11:00 a.m. New York City time on such date, to exchange each $1,000 principal amount of such Note for an amount in
dollars ("Parity") equal to          (the "Exchange Ratio") multiplied by the
Index Value of the S&P 500 Composite Stock Price Index (the "S&P 500 Index") on the Exchange Date. Upon any exchange, the holder will not receive any cash payment representing any accrued original issue discount ("Stated OID"). Such accrued Stated OID will be deemed paid by the cash received by the holder upon exercise of the Exchange Right. An Exchange Date will be any Trading Day that falls during the period beginning 90 days after the Original Issue Date and ending on the earliest of (i) the seventh scheduled Trading Day prior to the Maturity Date and (ii) in the event of a call of the Notes by the Company, the Company Notice Date.

               On or after June 15, 1999, the Company may call the Notes, in whole but not in part, for mandatory exchange into cash in an amount equal to Parity on the Trading Day immediately prior to the Company Notice Date; provided that, if such amount is less than the applicable Call Price for the Call Date announced on such Company Notice Date, the Company will pay such applicable Call Price. If the Notes are so called for mandatory exchange, the cash to be delivered to holders of Notes will be delivered on the date (the "Call Date") not less than 30 nor more than 60 days after the Company Notice Date, as specified by the Company in its notice of mandatory exchange. Following a mandatory exchange by the Company, the holder of a Note will not be entitled to (i) receive any cash payment representing accrued Stated OID (such accrued Stated OID will be deemed paid by the delivery of Parity or the Call Price, as applicable) or (ii) exercise the Exchange Right.

               The closing value of the S&P 500 Index on the date of this
Pricing Supplement was         (the "Initial Index Value").  See "Historical
Information" in this Pricing Supplement for information on the range of values for the S&P 500 Index.

               The Company will cause Parity and any adjustments to the Index Value to be determined by the Calculation Agent for The Chase Manhattan Bank (formerly known as Chemical Bank) as Trustee under the Senior Debt Indenture.

               An investment in the Notes entails risks not associated with similar investments in a conventional debt security, as described under " Risk Factors" on PS-4 through PS-6 herein.


                              --------------

                                 PRICE   %

                              --------------

             Price to Public    Agent's Commissions(1)    Proceeds to Company
             ---------------    ----------------------    -------------------

Per Note.               %                         %                       %
Total....    $                     $                      $



------------
(1) The Company has agreed to indemnify the Agent against certain liabilities, including liabilities under the Securities Act of 1933.

                          MORGAN STANLEY DEAN WITTER


Information contained in this preliminary pricing supplement is subject to completion or amendment. These securities may not be delivered prior to the time a final pricing supplement is delivered. This pricing supplement and the accompanying prospectus and prospectus supplement shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE NOTES OR THE INDIVIDUAL STOCKS UNDERLYING THE S&P 500. SPECIFICALLY, THE AGENT MAY OVERALLOT IN CONNECTION WITH THE OFFERING, AND MAY BID FOR AND PURCHASE THE NOTES OR INDIVIDUAL STOCKS UNDERLYING THE S&P 500 IN THE OPEN MARKET. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "USE OF PROCEEDS AND HEDGING."

Capitalized terms not defined herein have the meanings given to such terms in the accompanying Prospectus Supplement.

Principal Amount..............   $50,000,000

Maturity Date.................   July    , 2002

Specified Currency............   U.S. Dollars

Issue Price...................   $          (      % of the principal amount
                                 at maturity)

Original Issue Date
(Settlement Date).............             , 1997

Book Entry Note or
Certificated Note.............   Book Entry, DTC

Senior Note or Subordinated
Note..........................   Senior

Minimum Denominations.........   $1,000

Agent.........................   Morgan Stanley & Co. Incorporated

Trustee.......................   The Chase Manhattan Bank

Exchange Right................   On any Exchange Date, subject to a prior call
                                 of the Notes by the Company as described under "Company Exchange Right" below, the holders of Notes will be entitled upon (i) completion by the holder and delivery to the Company and the Calculation Agent of an Official Notice of Exchange (in the form of Annex A attached hereto) prior to 11:00 a.m.
                                 New York City time on such date and (ii) delivery on such date of such Notes to the Trustee, to exchange each $1,000 principal amount of Notes for Parity on such Exchange
                                 Date.  Payment by the Company will be made 3
                                 Business Days after the Exchange Date,
                                 subject to delivery of such Notes to the Trustee on the Exchange Date. The Exchange
                                 Date is subject to adjustment as more fully described under "Exchange Date" below.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such payment to the Trustee for delivery to the holders.

Parity........................   With respect to any Trading Day, an amount in
                                 dollars equal to the Exchange Ratio times the Index Value of the S&P 500 Index on such
                                 Trading Day.

Exchange Ratio................

Exchange Date.................   Any Trading Day that falls during the period
                                 beginning 90 days after the Original Issue
                                 Date and ending on the earliest of (i) the seventh scheduled Trading Day prior to the Maturity Date or (ii) the Company Notice Date.

                                 If a Market Disruption Event occurs on any such Trading Day, the Exchange Date will be deemed to be the immediately succeeding Trading Day during which no Market Disruption Event shall have occurred; provided that if a Market Disruption Event has occurred on each of the five immediately succeeding Trading Days, then the relevant Exchange Date will be deemed to be such fifth succeeding Trading Day, notwithstanding the occurrence of a Market Disruption Event on such day (an "Extended Exchange Date"). With respect to any such Extended Exchange Date on which a Market Disruption Event occurs, the Calculation Agent will determine the value of the S&P 500 Index on such Extended Exchange Date in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to the commencement of the Market Disruption Event, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P.

Company Exchange Right .......   On or after June 15, 1999, the Company may
                                 call the Notes, in whole but not in part, for mandatory exchange into cash in an amount equal to Parity on the Trading Day (on which no Market Disruption Event may have occurred) immediately preceding the Company Notice
                                 Date; provided that, if such amount as
                                 determined by the Calculation Agent, is less than the applicable Call Price for the Call
                                 Date announced on such Company Notice Date, the Company will pay such applicable Call
                                 Price.  If the Notes are so called for
                                 mandatory exchange by the Company, then, the cash to be delivered to holders of Notes will be delivered on the Call Date fixed by the Company and set forth in its notice of mandatory exchange, upon delivery of such Notes to the Trustee. Following an exchange by the Company, the holder will not be entitled to (i) receive any additional cash payment representing any accrued Stated OID
                                 (such accrued Stated OID will be deemed paid by the delivery of Parity or the Call Price, as applicable) or (ii) exercise the Exchange
                                 Right.

                                 The Company shall, or shall cause the
                                 Calculation Agent to, deliver such cash to the Trustee for delivery to the holders.

Call Date.....................   The date, not less than 30 nor more than 60
                                 days after the Company Notice Date, as
                                 specified by the Company in its notice of mandatory exchange.

Company Notice Date...........   Any Trading Day on which the Company issues
                                 its notice of mandatory exchange, which must be 30 to 60 days prior to any Trading Day on or after June 15, 1999.

Call Price....................   The table below shows indicative Call Prices
                                 for each $1,000 principal amount of Notes on
                                 June 15, 1999 and at each June 15 thereafter
                                 to and including the Maturity Date. The Call
                                 Price for each $1,000 principal amount of
                                 Notes called for mandatory exchange on Call
                                 Dates between such indicative dates would
                                 include an additional amount reflecting any
                                 additional Stated OID from the next preceding
                                 date in the table through the applicable Call
                                 Date at a rate of    % per annum. Such
                                 additional accreted amount of Stated OID, as determined by the Calculation Agent, will be calculated on a semiannual bond-equivalent basis based on the Call Price for the immediately preceding Call Date indicated in the table below.

                     Call Date                                Call Price
                     ---------                                ----------

                     June 15, 1999..........................  $
                     June 15, 2000..........................  $
                     June 15, 2001..........................  $
                     June 15, 2002..........................  $
                     Maturity...............................  $


Index Value...................   The Index Value, on any Trading Day, will
                                 equal the closing value of the S&P 500 Index or any Successor Index at the regular official weekday close of trading on such Trading Day.
                                 See "Discontinuance of the S&P 500 Index;
                                 Alteration of Method of Calculation."

                                 References herein to the S&P 500 Index will be deemed to include any Successor Index, unless the context requires otherwise.

Trading Day...................   A day on which trading is generally conducted
                                 (i) on the New York Stock Exchange ("NYSE"), the American Stock Exchange, Inc. ("AMEX") and the NASDAQ National Market ("NASDAQ NMS"),
                                 (ii) on the Chicago Mercantile Exchange and
                                 (iii) on the Chicago Board of Options
                                 Exchange, as determined by the Calculation
                                 Agent.

Calculation Agent.............   Morgan Stanley & Co. Incorporated ("MS & Co.")

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Index Value or whether a Market Disruption Event has occurred. See "Market Disruption Event" below. MS & Co. is obligated to carry out its duties and functions as Calculation Agent in good faith and using its reasonable judgment.

Risk Factors..................   An investment in the Notes entails
                                 significant risks not associated with similar investments in a conventional debt security, including the following:

                                 The yield to maturity is less than would be payable on a non-exchangeable debt security if the Company were to issue such a security at the same time it issues the Notes.

                                 There can be no assurance as to how the Notes will trade in the secondary market or whether such market will be liquid or illiquid. The market value for the Notes will be affected by a number of factors independent of the creditworthiness of the Company, including, but not limited to, the volatility of the S&P 500 Index, the dividend rates on the stocks underlying the S&P 500 Index, market interest and yield rates and the time remaining to the first Exchange Date, any Call Date or the maturity of the Notes. In addition, the value of the S&P 500 Index depends on a number of interrelated factors, including economic, financial and political events, over which the Company has no control. The market value of the Notes is expected to depend primarily on the extent of the appreciation, if any, of the Index Value of the S&P 500 Index above the Initial Index Value. The price at which a holder will be able to sell Notes prior to maturity may be at a discount, which could be substantial, from the accreted principal amount thereof, if, at such time, the Index Value of the S&P 500 Index is below, equal to or not sufficiently above the Initial Index Value.

                                 The historical S&P 500 Index values should not be taken as an indication of the future performance of the S&P 500 Index during the term of the Notes. While the trading prices of the stocks underlying the S&P 500 Index will determine the value of the S&P 500
                                 Index, it is impossible to predict whether the value of the S&P 500 Index will rise or fall. Trading prices of the stocks underlying the S&P 500 Index will be influenced by both the complex and interrelated political, economic, financial and other factors that can affect the capital markets generally and the equity trading markets on which the underlying stocks are traded, and by various circumstances that can influence the values of the underlying stocks in a specific market segment or a particular underlying stock.

                                 The policies of S&P concerning additions, deletions and substitutions of the stocks underlying the S&P 500 Index and the manner in which S&P takes account of certain changes affecting such underlying stocks may affect the value of the S&P 500 Index. The policies of S&P with respect to the calculation of the S&P 500 Index could also affect the value of the S&P 500 Index. S&P may discontinue or suspend calculation or dissemination of the S&P 500 Index. Any such actions could affect the value of the Notes. See "S&P 500 Index" and "Discontinuance of the S&P 500 Index; Alteration of Method of Calculation" below.

                                 Because the Calculation Agent is an affiliate of the Company, potential conflicts of interest may exist between the Calculation Agent and the holders of the Notes, including with respect to certain determinations and judgments that the Calculation Agent must make in determining the Index Value or whether a Market Disruption Event has occurred. See "Market Disruption Event" below.

                                 It is suggested that prospective investors who consider purchasing the Notes should reach an investment decision only after carefully considering the suitability of the Notes in light of their particular circumstances.

                                 Investors should also consider the tax
                                 consequences of investing in the Notes.  See
                                 "United States Federal Taxation" below.

Market Disruption Event.......   "Market Disruption Event" means, with respect
                                 to the S&P 500 Index:

                                    (i) a suspension, absence or material
                                    limitation of trading of 100 or more of
                                    the securities included in the S&P 500
                                    Index on the primary market for such
                                    securities for more than two hours of
                                    trading or during the one-half hour period preceding the close of trading in such market; or the suspension, absence or material limitation of trading on the primary market for trading in futures or options contracts related to the S&P 500 Index during the one-half hour period preceding the close of trading in the applicable market, in each case as determined by the Calculation Agent in its sole discretion; and

                                    (ii) a determination by the Calculation
                                    Agent in its sole discretion that the
                                    event described in clause (i) above
                                    materially interfered with the ability of the Company or any of its affiliates to unwind all or a material portion of the hedge with respect to the Notes.

                                 For purposes of determining whether a Market
                                 Disruption Event has occurred:  (1) a
                                 limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market, (2) a decision to permanently discontinue trading in the relevant futures or options contract will not constitute a Market Disruption
                                 Event, (3) limitations pursuant to New York
                                 Stock Exchange Rule 80A (or any applicable rule or regulation enacted or promulgated by the NYSE, any other self-regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent) on trading during significant market fluctuations will constitute a Market Disruption Event, (4) a suspension of trading in a futures or options contract on the S&P 500 Index by the primary securities market related to such contract by reason of (a) a price change exceeding limits set by such exchange or market, (b) an imbalance of orders relating to such contracts or (c) a disparity in bid and ask quotes relating to such contracts will constitute a suspension or material limitation of trading in futures or options contracts related to the S&P 500 Index and (5) a "suspension, absence or material limitation of trading" on the primary market on which futures or options contracts related to the S&P 500 Index are traded will not include any time when such market is itself closed for trading under ordinary circumstances.



Alternate Exchange
Calculation in case of an
Event of Default..............   In case an Event of Default with respect to
                                 the Notes shall have occurred and be
                                 continuing, the amount declared due and
                                 payable upon any acceleration of any Note shall be determined by MS & Co, as Calculation Agent, and shall be equal to the Issue Price of a Note plus the accrued Stated
                                 OID to but not including the date of
                                 acceleration; provided that if (x) the holder of a Note has submitted an Official Notice of Exchange to the Issuer in accordance with the Exchange Right or (y) the Issuer has called the Notes in accordance with the Company
                                 Exchange Right, the amount declared due and payable upon any such acceleration shall be an amount in cash for each $1,000 principal amount of a Note equal to (I) Parity determined by the Calculation Agent as of the Exchange Date or the Trading Day prior to the Company Notice Date, as applicable, or (II) in the event of a call by the Company for an amount equal to the Call Price, such Call
                                 Price, and will not include any accrued
                                 Stated OID.  See "Call Price" above.

S&P 500 Index.................   The S&P 500 Index is published by S&P and is
                                 intended to provide a performance benchmark for the U.S. equity markets. The calculation of the value of the S&P 500 Index (discussed below in further detail) is based on the relative value of the aggregate Market Value
                                 (as defined below) of the common stocks of 500 companies (the "Component Stocks") as of a particular time as compared to the aggregate average Market Value of the common stocks of 500 similar companies during the base period of the years 1941 through 1943.
                                 The "Market Value" of any Component Stock is the product of the market price per share and the number of the then outstanding shares of such Component Stock. The 500 companies are not the 500 largest companies listed on the NYSE and not all 500 companies are listed on such exchange. S&P chooses companies for inclusion in the S&P 500 Index with an aim of achieving a distribution by broad industry groupings that approximates the distribution of these groupings in the common stock population of the U.S. equity market. S&P may from time to time, in its sole discretion, add companies to, or delete companies from, the S&P 500 Index to achieve the objectives stated above. Relevant criteria employed by S&P include the viability of the particular company, the extent to which that company represents the industry group to which it is assigned, the extent to which the company's common stock is widely-held and the Market Value and trading activity of the common stock of that company.

                                 The S&P 500 Index is calculated using a
                                 base-weighted aggregate methodology: the level of the Index reflects the total Market Value of all 500 Component Stocks relative to the S&P 500 Index's base period of 1941-43 (the "Base Period").

                                 An indexed number is used to represent the results of this calculation in order to make the value easier to work with and track over time.

                                 The actual total Market Value of the
                                 Component Stocks during the Base Period has been set equal to an indexed value of 10. This is often indicated by the notation 1941-43=10. In practice, the daily calculation of the S&P 500 Index is computed by dividing the total Market Value of the Component Stocks by a number called the Index Divisor. By itself, the Index Divisor is an arbitrary number. However, in the context of the calculation of the S&P 500 Index, it is the only link to the original base period value of the Index. The Index Divisor keeps the Index comparable over time and is the manipulation point for all adjustments to the S&P 500 Index ("Index Maintenance").

                                 Index maintenance includes monitoring and completing the adjustments for company additions and deletions, share changes, stock splits, stock dividends, and stock price adjustments due to company restructurings or spinoffs.

                                 To prevent the value of the Index from
                                 changing due to corporate actions, all
                                 corporate actions which affect the total
                                 Market Value of the Index require an Index
                                 Divisor adjustment.  By adjusting the Index
                                 Divisor for the change in total Market Value, the value of the S&P 500 Index remains constant. This helps maintain the value of the Index as an accurate barometer of stock market performance and ensures that the movement of the Index does not reflect the corporate actions of individual companies in the Index. All Index Divisor adjustments are made after the close of trading and after the calculation of the closing value of the S&P 500 Index. Some corporate actions, such as stock splits and stock dividends, require simple changes in the common shares outstanding and the stock prices of the companies in the Index and do not require Index Divisor adjustments.

                                 The table below summarizes the types of S&P
                                 500 Index maintenance adjustments and
                                 indicates whether or not an Index Divisor adjustment is required.


                                                              Divisor
        Type of                                              Adjustment
    Corporate Action           Adjustment Factor              Required
    ----------------           -----------------             ----------

Stock split                 Shares Outstanding                   No
     (i.e. 2x1)             multiplied by 2;
                            Stock Price divided by 2

Share issuance              Shares Outstanding plus             Yes
     (i.e. Change > 5%)     newly issued Shares

Share repurchase            Shares Outstanding minus            Yes
     (i.e. Change > 5%)     Repurchased Shares

Special cash                Share Price minus Special           Yes
  dividends                 Dividend

Company change              Add new company Market              Yes
                            Value minus old company
                            Market Value

Rights offering             Price of parent company             Yes
                            minus

                            ( Price of Rights )
                            (-----------------)
                            (   Right Ratio   )


Spinoffs                    Price of parent company             Yes
                            minus

                            ( Price of Spinoff Co. )
                            (----------------------)
                            ( Share Exchange Ratio )

                                 Stock splits and stock dividends do not
                                 affect the Index Divisor of the S&P 500
                                 Index, because following a split or dividend both the stock price and number of shares outstanding are adjusted by S&P so that there is no change in the Market Value of the Component Stock. All stock split and dividend adjustments are made after the close of trading on the day before the ex-date.

                                 Each of the corporate events exemplified in the table requiring an adjustment to the Index Divisor has the effect of altering the Market Value of the Component Stock and consequently of altering the aggregate Market Value of the Component Stocks (the "Post-Event Aggregate Market Value"). In order that the level of the Index (the "Pre-Event Index Value") not be affected by the altered Market Value (whether increase or decrease) of the affected Component Stock, a new Index Divisor ("New Divisor") is derived as follows:


                    Post-Event Aggregate Market Value
                    --------------------------------- = Pre-Event Index Value
                               New Divisor


                                  Post-Event Aggregate Market Value
                    New Divisor = ---------------------------------
                                        Pre-Event Index Value


                                 A large part of the S&P 500 Index maintenance process involves tracking the changes in the number of shares outstanding of each of the S&P 500 Index companies. Four times a year, on a Friday close to the end of each calendar quarter, the share totals of companies in the Index are updated as required by any changes in the number of shares outstanding. After the totals are updated, the Index Divisor is adjusted to compensate for the net change in the total Market Value of the Index. In addition, any changes over 5% in the current common shares outstanding for the S&P 500 Index companies are carefully reviewed on a weekly basis, and when appropriate, an immediate adjustment is made to the Index Divisor.

Discontinuance of the S&P
500 Index;
Alteration of Method
of Calculation................   If S&P discontinues publication of the S&P
                                 500 Index and S&P or another entity publishes a successor or substitute index that the Calculation Agent determines, in its sole discretion, to be comparable to the discontinued S&P 500 Index (such index being referred to herein as a "Successor Index"), then the Index Value will be determined by reference to the value of such Successor
                                 Index at the close of trading on the NYSE, the AMEX, NASDAQ NMS or the relevant exchange or market for the Successor Index on any subsequent Trading Day on which the Index
                                 Value must be determined.

                                 Upon any selection by the Calculation Agent of a Successor Index, the Calculation Agent will cause written notice thereof to be furnished to the Trustee, to the Company and to the holders of the Notes within three Trading Days of such selection.

                                 If S&P discontinues publication of the S&P
                                 500 Index prior to, and such discontinuance is continuing on, any subsequent Trading Day on which the Index Value must be determined and the Calculation Agent determines that no Successor Index is available at such time, then on such Trading Day, the Calculation Agent will determine the Index Value on such Trading Day. The Index Value will be computed by the Calculation Agent in accordance with the formula for and method of calculating the S&P 500 Index last in effect prior to such discontinuance, using the closing price (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing price that would have prevailed but for such suspension or limitation) on such Trading Day of each security most recently comprising the S&P 500 Index. Notwithstanding these alternative arrangements, discontinuance of the publication of the S&P 500 Index may adversely affect the value of the Notes.

                                 If at any time the method of calculating the S&P 500 Index or a Successor Index, or the value thereof, is changed in a material respect, or if the S&P 500 Index or a Successor Index is in any other way modified so that such index does not, in the opinion of the Calculation Agent, fairly represent the value of the S&P 500 Index or such Successor Index had such changes or modifications not been made, then, from and after such time, the Calculation Agent will, at the close of business in New York City on each subsequent Trading Day on which the Index Value must be determined, make such calculations and adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a value of a stock index comparable to the S&P 500 Index or such Successor Index, as the case may be, as if such changes or modifications had not been made, and calculate the Index Value with reference to the S&P 500 Index or such Successor Index, as adjusted. Accordingly, if the method of calculating the S&P 500 Index or a Successor Index is modified so that the value of such index is a fraction of what it would have been if it had not been modified (e.g., due to a split in the index), then the Calculation Agent will adjust such index in order to arrive at a value of the S&P 500 Index or such Successor Index as if it had not been modified (e.g., as if such split had not occurred).

Public Information............   All disclosure contained in this Pricing
                                 Supplement regarding the S&P 500 Index,
                                 including, without limitation, its make-up, method of calculation and changes in its components, are derived from publicly available information prepared by S&P.
                                 Neither the Company nor the Agent take any responsibility for the accuracy or completeness of such information.

Historical Information........   The following table sets forth the high and
                                 low daily closing values, as well as
                                 end-of-quarter closing values, of the S&P 500
                                 Index for each quarter in the period from January 1, 1992 through July 15, 1997. The
                                 Index Values listed below were obtained from Bloomberg Financial Markets. The Company believes all such information to be accurate.
                                 The historical values of the S&P 500 Index should not be taken as an indication of future performance, and no assurance can be given that the S&P 500 Index will increase sufficiently to cause the holders of the Notes to receive an amount in excess of the Issue Price on any Exchange Date.


                                           Daily Index Values
                                 --------------------------------------
                                                                 Period
                                  High             Low             End
                                 ------           ------         ------
1992
       First Quarter.......      420.77           403.00         403.69
       Second Quarter......      418.49           394.50         408.14
       Third Quarter.......      425.27           409.16         417.80
       Fourth Quarter......      441.28           402.66         435.71
1993
       First Quarter.......      456.34           429.05         451.67
       Second Quarter......      453.85           433.54         450.53
       Third Quarter.......      463.56           441.43         458.93
       Fourth Quarter......      470.94           457.48         466.45
1994
       First Quarter.......      482.00           445.55         445.76
       Second Quarter......      462.37           438.92         444.27
       Third Quarter.......      476.07           446.13         462.71
       Fourth Quarter......      473.77           445.45         459.27
1995
       First Quarter.......      503.90           459.11         500.71
       Second Quarter......      551.07           501.85         544.75
       Third Quarter.......      586.77           547.09         584.41
       Fourth Quarter......      621.69           576.72         615.93
1996
       First Quarter.......      661.45           598.48         645.50
       Second Quarter......      678.51           631.18         670.63
       Third Quarter.......      687.31           626.65         687.31
       Fourth Quarter......      757.03           689.08         740.74
1997
       First Quarter.......      816.29           737.01         757.12
       Second Quarter......      898.70           737.65         885.14
       Third Quarter
       (through July 15,
       1997)...............      925.76           891.03         925.76


Use of Proceeds and Hedging...   The net proceeds to be received by the
                                 Company from the sale of the Notes will be used for general corporate purposes and, in part, by the Company or one or more of its affiliates in connection with hedging the Company's obligations under the Notes.

                                 On or prior to the date of this Pricing
                                 Supplement, the Company, through its
                                 subsidiaries and others, may hedge some or all of its anticipated exposure in connection with the Notes by the purchase and sale of exchange traded and over the counter options on the S&P 500 Index, individual stocks included in the S&P 500 Index, futures contracts on the S&P 500 Index and options on such futures contracts or by taking positions in any other instruments that it may wish to use in connection with such hedging. The Company, through its subsidiaries, is likely to modify its hedge position throughout the life of the Notes by purchasing and selling the securities and instruments listed above and other available securities and instruments. Although the Company has no reason to believe that its hedging activity will have a material impact on the price of such options, stocks, futures contracts, and options on futures contracts or on the value of the S&P 500 Index, there can be no assurance that the Company will not affect such prices as a result of its hedging activities. See also "Use of Proceeds" in the accompanying Prospectus.

License Agreement.............   S&P and MS & Co. have entered into a
                                 non-exclusive license agreement providing for the license to MS & Co., and any of its affiliated or subsidiary companies, in exchange for a fee, of the right to use the S&P 500 Index, which is owned and published by S&P, in connection with certain securities, including the Notes.

                                 The license agreement between S&P and MS &
                                 Co. provides that the following language must be set forth in this Pricing Supplement:

                                 The Notes are not sponsored, endorsed, sold or promoted by S&P. S&P makes no representation or warranty, express or implied, to the holders of the Notes or any member of the public regarding the advisability of investing in securities generally or in the Notes particularly or the ability of the S&P 500 Index to track general stock market performance. S&P's only relationship to the Company is the licensing of certain trademarks and trade names of S&P and of the S&P 500 Index, which is determined, composed and calculated by S&P without regard to the Company or the Notes. S&P has no obligation to take the needs of the Company or the holders of the Notes into consideration in determining, composing or calculating the S&P 500 Index. S&P is not responsible for and has not participated in the determination of the timing of, prices at, or quantities of the Notes to be issued or in the determination or calculation of the equation by which the Notes are to be converted into cash. S&P has no obligation or liability in connection with the administration, marketing or trading of the Notes.

                                 S&P DOES NOT GUARANTEE THE ACCURACY AND/OR
                                 THE COMPLETENESS OF THE S&P 500 INDEX OR ANY
                                 DATA INCLUDED THEREIN.  S&P MAKES NO
                                 WARRANTY, EXPRESS OR IMPLIED, AS TO RESULTS TO BE OBTAINED BY THE COMPANY, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P INDEX OR ANY DATA INCLUDED THEREIN IN CONNECTION WITH THE RIGHTS
                                 LICENSED UNDER THE LICENSE AGREEMENT
                                 DESCRIBED HEREIN OR FOR ANY OTHER USE.  S&P
                                 MAKES NO EXPRESS OR IMPLIED WARRANTIES, AND
                                 HEREBY EXPRESSLY DISCLAIMS ALL WARRANTIES OF
                                 MERCHANTABILITY OR FITNESS FOR A PARTICULAR
                                 PURPOSE OR USE WITH RESPECT TO THE S&P 500
                                 INDEX OR ANY DATA INCLUDED THEREIN.  WITHOUT
                                 LIMITING ANY OF THE FOREGOING, IN NO EVENT
                                 SHALL S&P HAVE ANY LIABILITY FOR ANY SPECIAL, PUNITIVE, INDIRECT OR CONSEQUENTIAL DAMAGES (INCLUDING LOST PROFITS), EVEN IF NOTIFIED OF THE POSSIBILITY OF SUCH DAMAGES.

                                 "Standard & Poor's[Registered]",
                                 "S&P[Registered]", "S&P 500[Registered]",
                                 "Standard & Poor's 500," and "500" are
                                 trademarks of McGraw-Hill, Inc. and have been licensed for use by MS & Co.

United States Federal
Taxation......................   The Notes are Notes Linked to an Index and
                                 investors should refer to the discussion
                                 under "United States Federal
                                 Taxation--Notes--Notes Linked to Commodity
                                 Prices, Single Securities, Basket of
                                 Securities or Indices" and "United States
                                 Federal Taxation--Notes--Optionally
                                 Exchangeable Notes" in the accompanying
                                 Prospectus Supplement.  In connection with the
                                 discussion thereunder, the Company has
                                 determined that the "comparable yield" is an
                                 annual rate of       %, compounded semi-
                                 annually.  Based on the Company's
                                 determination of the comparable yield, the
                                 "projected payment schedule" for a Note
                                 (assuming a par amount of $1,000 or with
                                 respect to each integral multiple thereof)
                                 consists of a projected amount due at
                                 maturity, equal to $       (the "Projected
                                 Amount").

                                 THE COMPARABLE YIELD, THE PROJECTED PAYMENT
                                 SCHEDULE AND THE PROJECTED AMOUNT ARE NOT
                                 PROVIDED FOR ANY PURPOSE OTHER THAN THE
                                 DETERMINATION OF UNITED STATES HOLDERS'
                                 INTEREST ACCRUALS AND ADJUSTMENTS IN RESPECT
                                 OF THE NOTES, AND THE COMPANY MAKES NO
                                 REPRESENTATION REGARDING THE ACTUAL AMOUNTS
                                 OF THE PAYMENTS ON A NOTE.


                                                                       ANNEX A
                          OFFICIAL NOTICE OF EXCHANGE

                      Dated:  [At least 90 days after the Original Issue Date]

Morgan Stanley, Dean Witter, Discover & Co.
1585 Broadway
New York, New York 10036

Morgan Stanley & Co. Incorporated, as
  Calculation Agent
1585 Broadway
New York, New York 10036
Fax No.: (212) 761-0674
(Attn: Lily Lam)

Dear Sirs:

               The undersigned holder of the Medium Term Notes, Series C,
Senior Fixed Rate Notes due July   , 2002 (Exchangeable for an Amount Payable
in U.S. Dollars based on the level of the S&P 500 Composite Stock Price Index) of Morgan Stanley, Dean Witter, Discover & Co. (the "Notes") hereby irrevocably elects to exercise with respect to the principal amount of the Notes indicated below, as of the date hereof (or, if this letter is received after 11:00 a.m. on any Trading Day, as of the next Trading Day, provided that such day is prior to the earliest of (i) the seventh scheduled Trading Day prior to the Maturity Date or (ii) the Company Notice Date), the Exchange
Right as described in Pricing Supplement No. 9 dated July     , 1997 (the
"Pricing Supplement") to the Prospectus Supplement dated June 2, 1997 and the Prospectus dated June 2, 1997 related to Registration Statement No. 333-27919. Capitalized terms not defined herein have the meanings given to such terms in the Pricing Supplement. Please date and acknowledge receipt of this notice in the place provided below on the date of receipt, and fax a copy to the fax number indicated, whereupon the Company will deliver payment 3 Business Days after the Exchange Date in accordance with the terms of the Notes, as described in the Pricing Supplement.

                                              Very truly yours,




                                              ________________________________
                                              [Name of Holder]


                                              By:_____________________________
                                                 [Title]


                                              ________________________________
                                              [Fax No.]


                                              $_______________________________
                                                  Principal Amount of Notes
                                                  surrendered for exchange

Receipt of the above Official
Notice of Exchange is hereby acknowledged

MORGAN STANLEY, DEAN WITTER, DISCOVER & CO., as Issuer

MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent

By MORGAN STANLEY & CO. INCORPORATED, as Calculation Agent


By:_______________________________________
   Title:

Date and time of acknowledgment___________